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                                                                      EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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
                                                                               YEAR ENDED DECEMBER 31,
                                                             1996          1995          1994          1993          1992
Earnings Before Income Tax.............................   $1,205,657    $1,180,979    $1,035,895    $1,036,392    $  812,053
Fixed Charges..........................................      296,065       299,633       278,117       281,428       326,575
Total..................................................   $1,501,722    $1,480,612    $1,314,012    $1,317,820    $1,138,628
Fixed Charges
Interest on long-term debt.............................   $  253,395    $  253,058    $  237,063    $  243,047    $  257,149
Other interest.........................................       16,174        21,143        16,814        17,704        47,239
Amortization of debt discount, premium and expense.....       15,963        16,239        16,340        13,300         8,497
Interest component of rentals..........................       10,533         9,193         7,900         7,377        13,690
Fixed Charges..........................................   $  296,065    $  299,633    $  278,117    $  281,428    $  326,575
Ratio of Earnings to Fixed Charges.....................         5.07          4.94          4.72          4.68          3.49
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